EXHIBIT 99.3

KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                   NEWS
--------------------------------------------------------------------------------
Public & Investor Relations, Corporate & Marketing Communications




FOR:         SIX FLAGS, INC.

CONTACT:     Jim Dannhauser, Chief Financial Officer
             122 East 42nd Street
             New York, NY  10168
             (212) 599-4693

KCSA:        Joseph A. Mansi
CONTACT:     (212) 682-6300 ext.  205
             www.kcsa.com


                                                           FOR IMMEDIATE RELEASE

                          SIX FLAGS COMMENCES OFFERING
                               OF NEW SENIOR NOTES
                         TO REPAY EXISTING INDEBTEDNESS

           NEW YORK, December 2, 2003 - Six Flags, Inc. (NYSE: PKS) announced today that it has commenced an offering of $300 million of senior notes, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

           All of the net proceeds of the offering will be used to redeem a portion of the company's 9 3/4% senior notes due 2007. Six Flags intends to call approximately $280 million principal amount of such notes for redemption immediately following the closing of the offering of its new senior notes, and to redeem such notes 30 days after the closing date of the offering of its new senior notes. Six Flags currently has outstanding $422.6 million aggregate principal amount of its 9 3/4% senior notes due 2007.

           The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

           Six Flags is the world's largest regional theme park company, currently with thirty-nine parks throughout North America and Europe.


                                      # # #


This announcement is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.


This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com